Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 13, 2012, with respect to:

•                  the consolidated financial statements and internal control over financial reporting of GeoResources, Inc., and

•                  the financial statements of SBE Partners LP

included in the Annual Report on Form 10-K for the year ended December 31, 2011, of GeoResources, Inc., which are incorporated by reference in this prospectus, Amendment No. 1 to the Registration Statement on Form S-4, of Halcón Resources Corporation.  We consent to the incorporation by reference in this prospectus of the aforementioned reports, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Houston, Texas

April 12, 2013